Exhibit 10.01

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

LEAPFROG ENTERPRISES, INC. As Borrower

By:	/s/ Mark Etnyre
Name: Mark Etnyre Title: Chief Financial Officer

BANK OF AMERICA, N.A., As Agent and Lender

By:	/s/ Steven S. Sharp
Name: Steven S. Sharp Title: SVP

WELLS FARGO CAPITAL FINANCE, LLC. As Lender

By:	/s/ Todd Nakamoto
Name: Todd Nakamoto Title: Authorized Signatory

AMENDMENT NO. 3 TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This Amendment No. 3 to Amended and Restated Loan and Security Agreement (this "Amendment"), dated as of May 1, 2012, is made by LeapFrog Enterprises, Inc., a Delaware corporation (the "Borrower"), the Lenders (as such term is defined in the Loan Agreement referred to below) party to the Loan Agreement referred to below, and Bank of America, N.A., as agent for the Lenders (in such capacity, the "Agent").

RECITALS

Reference is hereby made to the Amended and Restated Loan and Security Agreement dated as of August 13, 2009 among the Borrower, the Lenders from time to time party thereto and the Agent (as amended, modified or supplemented from time to time, the "Loan Agreement").

The parties hereto agree to amend the Loan Agreement and the Disclosure Letter as set forth herein on the terms and conditions set forth herein.

AGREEMENT

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Definitions. Unless otherwise expressly defined herein, all capitalized terms used herein and defined in the Loan Agreement shall be used herein as so defined.

2. Amendments to Loan Agreement.

(a) The Loan Agreement is, effective as of the date hereof and subject to the satisfaction of the conditions precedent set forth in Section 4, hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the bold, double-underlined text (indicated textually in the same manner as the following example: **double-underlined text**) as set forth in the pages of the Credit Agreement attached as Exhibit A hereto.

(b) Effective as of the date hereof and subject to the satisfaction of the conditions precedent set forth in Section 3, the schedules to the Disclosure Letter are hereby amended and replaced by that certain Disclosure Letter dated as of the date hereof delivered to the Administrative Agent by the Borrower on the date hereof.

3. Waiver. The Lenders hereby waive any Default or Event of Default that may have arisen solely as a result of the Borrower's failure (i) to give written notice to Agent identifying the After-Acquired Intellectual Property acquired by the Borrower during the fiscal year ending December 31, 2011 and (ii) to deliver an IP Security Agreement Supplement covering such After-Acquired Intellectual Property, in each case in compliance with Section 10.1.8(g) of the Loan Agreement.

4. Conditions Precedent. This Amendment shall become effective as of the date first above written (the "Amendment No. 3 Effective Date") if on or before May 2, 2012, (a) the Agent shall have received counterparts of this Amendment executed by the Borrower and the Lenders (or, as to any of the Lenders, advice satisfactory to the Agent that such Lender has executed this Amendment); (b) the Agent shall have received a certificate of the Borrower dated as of the Amendment No. 3 Effective Date, executed by an authorized officer of the Borrower, and attaching the documents (or certifying as to no change in the documents delivered on the Closing Date) referred to in Section 6.1(f) of the Loan Agreement (which resolutions referenced in Section 6.1(f)(ii) shall be in form and substance reasonably satisfactory to the Agent) (c) all fees and expenses due and payable under the Fee Letter and the Loan Agreement shall have been paid; and (d) the Fee Letter shall have been amended in a manner in form and substance satisfactory to the Agent.

5. Representations and Warranties. The Borrower hereby represents and warrants to the Agent and the Lenders that, as of the Amendment No. 3 Effective Date and after giving effect to this Amendment, (a) all representations and warranties set forth in the Loan Documents are true and correct in all material respects as if made again on and as of the Amendment No. 3 Effective Date (except for those which by their terms specifically refer to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date), (b) no Default or Event of Default has occurred and is continuing and (c) the Loan Agreement (as amended by this Amendment) and the Disclosure Letter and all other Loan Documents are and remain legal, valid, binding and enforceable obligations of the Obligors in accordance with the terms thereof except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles (regardless of whether enforcement is sought in equity or at law) and are hereby ratified and confirmed in all respects.

6. Reference to Agreement. Each of the Loan Documents, including the Loan Agreement, and any and all other agreements, documents or instruments now or hereafter executed and/or delivered pursuant to the terms hereof or pursuant to the terms of the Loan Agreement as amended hereby, are hereby amended so that any reference in such Loan Documents to the Loan Agreement, whether direct or indirect, shall mean a reference to the Loan Agreement as amended hereby. This Amendment shall constitute a Loan Document.

7. Costs and Expenses. The Company shall pay on demand all reasonable costs and expenses of the Agent and the Lenders (including the reasonable fees, costs and expenses of counsel to the Agent and the Lenders) incurred in connection with the preparation, execution and delivery of this Amendment.

8. Governing Law. This Amendment shall be construed in accordance with and governed by the laws of the State of California.

9. Execution. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this

Amendment by facsimile shall be effective as delivery of a manually executed counterpart of this Amendment.

[*Signatures Follow*]

LEAPFROG ENTERPRISES, INC.

as Borrower

AMENDED AND RESTATED
LOAN AND SECURITY AGREEMENT

Dated as of August 13, 2009

$75,000,000

CERTAIN FINANCIAL INSTITUTIONS,

as Lenders,

BANK OF AMERICA, N.A.,

as Agent

and

~~BANC~~BANK OF AMERICA ~~SECURITIES LLC~~, N.A.,

as Lead Arranger and Lead Book Manager

of acquisition; (d) earnings of any Person in which Borrower has an ownership interest unless (and only to the extent) such earnings shall actually have been received by Borrower in the form of cash distributions; (e) earnings of any Person to which assets of Borrower shall have been sold, transferred or disposed of prior to the date of such transaction; (f) any gain arising from the acquisition of debt or equity securities of Borrower or from cancellation or forgiveness of Debt; (g) any gain arising from extraordinary items, as determined in accordance with GAAP, or from any other non-recurring transaction; (h) any gain or loss arising from foreign exchange transactions; (i) restricted stock, restricted units and other non-cash stock option expenses; and (j) all restructuring and impairment charges.

Affiliate: with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have correlative meanings.

After-Acquired Intellectual Property: as defined in **Section 10.1.8**.

Agent: the Administrative Agent (as defined in the preamble to this Agreement).

Agent Indemnitees: Agent and its officers, directors, employees, Affiliates, agents and attorneys.

Agent Professionals: attorneys, accountants, appraisers, auditors, business valuation experts, environmental engineers or consultants, turnaround consultants, and other professionals and experts retained by Agent.

Agent's Liens: means the Liens in the Collateral granted to Agent by the Borrower, for the benefit of the Secured Parties pursuant to this Agreement and the other Loan Documents.

Anti-Terrorism Laws: any laws relating to terrorism or money laundering, including the Patriot Act.

Applicable Law: all laws, rules, regulations and governmental guidelines applicable to the Person, conduct, transaction, agreement or matter in question, including all applicable statutory law, common law and equitable principles, and all provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities.

Applicable Margin: from and after ~~January~~May 1, ~~2011~~2012 and with respect to any Type of Loan, the margin set forth below, as determined by the average daily Availability for the most recent Fiscal Quarter ended:

Level	Availability	Base Rate Loans	LIBOR Loans

I	≥ $35,000,000	0.50%	~~2.25~~1.50%
II	< $35,000,000 but ≥ $~~25,000,000~~20,000,000	0.75%	~~2.50~~1.75%
III	< $~~25,000,000~~20,000,000	1.00%	~~2.75~~2.00%

Until ~~the date that is six months following the Closing Date,~~August 31, 2012, margins shall be determined as if Level I were applicable. Thereafter, the margins shall be subject to increase or decrease upon receipt by Agent pursuant to **Section 10.1.2** of the financial statements and corresponding Compliance Certificate for the last Fiscal Quarter, which change shall be effective on the first day of the calendar month following receipt. If, by the first day of a month, any financial statements and Compliance Certificate due in the preceding month have not been received, then, at the option of Agent or Required Lenders, the margins shall be determined as if Level III were applicable, from such day until the first day of the calendar month following actual receipt.

Approved Fund: any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in its ordinary course of activities, and is administered or managed by a Lender, an entity that administers or manages a Lender, or an Affiliate of either.

Asset Disposition: a sale, lease, license, consignment, transfer or other disposition of Property of Borrower or any of its Subsidiaries, including a disposition of Property in connection with a sale-leaseback transaction or synthetic lease.

Assignment and Acceptance: an assignment agreement between a Lender and Eligible Assignee, in the form of **Exhibit B**.

Assignment of Claims Act: the Assignment of Claims Act of 1940.

Assuming Lender: as defined in **Section 2.2**.

Assumption Agreement: as defined in **Section 2.2**.

Availability: the Borrowing Base minus the principal balance of all Loans, as determined from Agent records.

Availability Conditions: as of any date and in respect of any proposed transaction under **Section 10.2.4** or **Section 10.2.9**, the existence of each of the following conditions: (a) Availability after giving effect to such transaction on a pro forma basis is greater than the greater of (x) $12,000,000 and (y) 15.0% of the aggregate Commitments, (b) after giving effect to such transaction, the Borrower is in compliance with a Fixed Charge Coverage Ratio of at least 1.10 to 1.00 (determined for the four Fiscal Quarters ending on the last day of the Fiscal Quarter immediately preceding such transaction and on a pro forma basis as if such transaction had occurred during such four Fiscal Quarters), and (c) no Default or Event of Default exists or would result from such transaction.

Availability Reserve: the sum (without duplication) of (a) the ~~Inventory Reserve; (b) the~~ Rent and Charges Reserve; (~~c~~b) the LC Reserve; (~~d~~c) the Bank Product Reserve; (~~e~~d) the aggregate amount of liabilities secured by Liens upon Collateral that are senior to Agent's Liens (but imposition of any such reserve shall not waive an Event of Default arising therefrom); (~~f~~e) a reserve for accrued, unpaid interest on the Obligations; (~~g~~f) a reserve for customs charges; (~~h~~g) a reserve for dilution; and (~~i~~) such additional reserves, in such amounts and with respect to such matters, as Agent in its Credit Judgment may elect to impose from time to time.

Bank of America: Bank of America, N.A., a national banking association, and its successors and assigns.

Bank Product: any of the following products, services or facilities extended to Borrower or any Subsidiary by a Lender or any of its Affiliates: (a) Cash Management Services; (b) products under Hedging Agreements; (c) commercial credit card and merchant card services; and (d) other banking products or services as may be requested by Borrower or any Subsidiary, other than Letters of Credit; provided, however, that for any of the foregoing to be included as an "Obligation" for purposes of a distribution under **Section 5.5.1**, the applicable Secured Party and Obligor must have provided prior to any such distribution written notice to Agent of (i) the existence of such Bank Product, (ii) the maximum dollar amount of obligations arising thereunder ("Bank Product Amount"), and (iii) the methodology to be used by such parties in determining the Bank Product Debt owing from time to time. The Bank Product Amount may be changed from time to time upon written notice to Agent by the Secured Party and Obligor. No Bank Product Amount may be established or increased if a reserve in such amount would cause an Overadvance and the Bank Product Debt relating thereto will not be considered "Obligations" hereunder.

Bank Product Amount: as defined in the definition of Bank Product.

Bank Product Debt: Debt and other obligations of an Obligor relating to Bank Products.

Bank Product Reserve: the aggregate amount of reserves established by Agent from time to time in its discretion in respect of Bank Product Debt based upon, among other things, the Bank Product Amount .

Bankruptcy Code: Title 11 of the United States Code.

Base Rate: for any day, a per annum rate equal to the greater of (a) the Prime Rate for such day; (b) the Federal Funds Rate for such day, plus 0.50%; or (c) LIBOR for a 30 day interest period as determined on such day, plus 1.0%.

Base Rate Loan: any Loan that bears interest based on the Base Rate.

Board of Governors: the Board of Governors of the Federal Reserve System.

Borrowed Money: with respect to any Person, without duplication, its (a) Debt that (i) arises from the lending of money by any Person to such Person, (ii) is evidenced by notes, drafts, bonds, debentures, credit documents or similar instruments, or (iii) was issued or

assumed as full or partial payment for Property; (b) Capital Leases; (c) reimbursement obligations with respect to letters of credit; and (d) guaranties of any Debt of the foregoing types owing by another Person.

Borrowing: a group of Loans of one Type that are made on the same day or are converted into Loans of one Type on the same day.

Borrowing Base: on any date of determination, an amount equal to the lesser of (a) the aggregate amount of Commitments, minus the LC Reserve; or (b) the sum of the Accounts Formula Amount, ~~plus the Inventory Formula Amount,~~ plus 100% of the amount of cash and Cash Equivalents collectively maintained in the Borrowing Base Cash Collateral Account, minus the Availability Reserve.

Borrowing Base Cash Collateral Account: collectively, one or more Cash Collateral Accounts of Borrower held with Agent, as designated from time to time by written notice from Borrower to Agent, which account or accounts are comprised of cash or Cash Equivalents and are subject to Deposit Account Control Agreements that are satisfactory in form and substance to Agent.

Borrowing Base Certificate: a certificate, in form and substance satisfactory to Agent, by which Borrower certifies calculation of the Borrowing Base, provided that the Borrowing Base Certificate delivered pursuant to Section 8.1(ii) shall include (a) a summary aged trial balance of Accounts, (b) information as to sales, collections, credits and adjustments of Accounts~~, (c) a summary Inventory report if Section 8.3.1(ii) is applicable, otherwise, information as to Inventory as of the most recent Borrowing Base Certificate delivered pursuant to Section 8.1(i) and (d~~ and (c) information as to the LC Reserve, Borrowing Base Cash Collateral Account and the Availability Reserve, in each case for the respective period and in form and substance satisfactory to Agent.

Business Day: any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, North Carolina and California, and if such day relates to a LIBOR Loan, any such day on which dealings in Dollar deposits are conducted between banks in the London interbank Eurodollar market.

Capital Adequacy Regulation: any law, rule, regulation, guideline, request, or directive of any central bank or other Governmental Authority, whether or not having the force of law, regarding capital adequacy of a bank or any Person controlling a bank.

Capital Expenditures: all liabilities incurred, or expenditures made by Borrower or a Subsidiary for the acquisition of any fixed assets, or any improvements, replacements, substitutions or additions thereto with a useful life of more than one year, including the principal portion of Capital Leases.

Capital Lease: any lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

Code: the Internal Revenue Code of 1986.

Collateral: all Property described in **Section 7.1**, all Property described in any Security Documents as security for any Obligations, and all other Property that now or hereafter secures (or is intended to secure) any Obligations.

Combined General Pledged Basket Amount: as of any date of determination, an amount equal to $15,000,000, which amount shall be increased by an additional $10,000,000 on each annual anniversary date of the Closing Date less the sum, without duplication, of the amounts incurred under **Section 10.2.5(7)(i)** and **Section 10.2.1(i)(i)** and under paragraph (j)(i) of the definition of "Permitted Asset Disposition".

Combined General Unpledged Basket Amount: as of any date of determination, an amount equal to $25,000,000 less the sum, without duplication, of the amounts incurred and outstanding under **Section 10.2.5(7)(ii)** and **Section 10.2.1(i)(i)** and under paragraph (j)(ii) of the definition of "Permitted Asset Disposition".

Commitment: for any Lender, its obligation to make Loans and to participate in LC Obligations up to the maximum principal amount during the applicable annual period shown on **Schedule 1.1**, or as hereafter determined pursuant to each Assignment and Acceptance to which it is a party or as increased pursuant to **Section 2.2**. "Commitments" means the aggregate amount of such commitments of all Lenders.

Commitment Date: as defined in **Section 2.2**.

Commitment Termination Date: the earliest to occur of (a) the Revolver Termination Date; (b) the date on which Borrower terminates the Commitments pursuant to **Section 2.1.4**; or (c) the date on which the Commitments are terminated pursuant to **Section 11.2**.

Compliance Certificate: a certificate, in form and substance satisfactory to Agent, by which Borrower certifies compliance with **Section 10.3**, list all outstanding Bank Products and calculate the applicable Level for the Applicable Margin.

Computer Software: Borrower's interest in all computer software programs and databases (including, without limitation, source code, object code and all related applications and data files), firmware, and documentation and materials relating thereto, and all rights with respect to the foregoing, together with any and all options, warranties, service contracts, program services, test rights, maintenance rights, improvement rights, renewal rights and indemnifications and any substitutions, replacements, additions or model conversions of any of the foregoing.

Contaminant: any waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, asbestos in any form or condition, polychlorinated biphenyls ("PCBs"), or any constituent of any such substance or waste.

Contingent Obligation: any obligation of a Person arising from a guaranty, indemnity or other assurance of payment or performance of any Debt, lease, dividend or other

recoupment by the Account Debtor, unless the Account Debtor has entered into an agreement acceptable to Agent to waive setoff rights; or if the Account Debtor thereon has disputed liability or made any claim with respect to any other Account due from such Account Debtor; but in each such case only to the extent of such indebtedness, setoff, recoupment, dispute, or claim;

(k) owed by the government of the United States of America, or any state, municipality, or other political subdivision thereof, or any department, agency, public corporation, or other instrumentality thereof and subject to the provisions of the Assignment of Claims Act or any equivalent state or local law, except to the extent the Assignment of Claims Act or such state or local law has been complied with.

(l) which represents a sale on a bill-and-hold, guaranteed sale, sale and return, sale on approval, consignment, or other repurchase or return basis;

(m) which is evidenced by a promissory note or other instrument or by chattel paper;

(n) if Agent believes, in the exercise of its reasonable judgment, that the prospect of collection of such Account is impaired or that the Account may not be paid by reason of the Account Debtor's financial inability to pay;

(o) with respect to which the Account Debtor is located in any state requiring the filing of a Notice of Business Activities Report or similar report in order to permit Borrower to seek judicial enforcement in such State of payment of such Account, unless Borrower has qualified to do business in such state or has filed a Notice of Business Activities Report or equivalent report for the then current year;

(p) which arises out of a sale not made in the Ordinary Course of Business for Borrower;

(q) with respect to which the goods giving rise to such Account have not been shipped and delivered to and accepted by the Account Debtor or the services giving rise to such Account have not been performed by Borrower, and, if applicable, accepted by the Account Debtor, or the Account Debtor revokes its acceptance of such goods or services;

(r) owed by an Account Debtor which is obligated to Borrower respecting Accounts the aggregate unpaid balance of which exceeds thirty percent (30%) of the aggregate unpaid balance of all Accounts owed to Borrower at such time by all of Borrower's Account Debtors, but only to the extent of such excess; provided, (x) that with respect to Accounts owing by Wal-Mart Stores, Inc. and its Subsidiaries or by Target Corporation and its Subsidiaries, such percentage threshold shall be forty percent (40%) and (y) that with respect to Accounts owing by Toys"R"Us and its Subsidiaries, such percentage threshold shall be thirty-five percent (35%);

(s) which is not subject to a first priority and perfected security interest in favor of Agent for the benefit of the Lenders; or

(t) which is subject to a debit memo, charge-back, promotional or other price correction, defect or return.

If any Account at any time ceases to be an Eligible Account, then such Account shall promptly be excluded from the calculation of Eligible Accounts.

Eligible Assignee: a Person that is (a) a Lender, U.S.-based Affiliate of a Lender or Approved Fund; (b) any other financial institution approved by Agent and Borrower (which approval by Borrower shall not be unreasonably withheld or delayed, and shall be deemed given if no objection is made within two Business Days after notice of the proposed assignment), that is organized under the laws of the United States or any state or district thereof, has total assets in excess of $5 billion, extends asset-based lending facilities in its ordinary course of business and whose becoming an assignee would not constitute a prohibited transaction under Section 4975 of the Code or any other Applicable Law; and (c) during any Event of Default, any Person reasonably acceptable to Agent in its discretion; provided, that none of the Borrower, any Affiliate of the Borrower or any Equity Investor shall qualify as an Eligible Assignee under any provision of this definition.

~~Eligible Inventory: Inventory, valued at the lower of cost or market (on a first-in, first-out basis), which Agent, in its reasonable discretion, determines to be Eligible Inventory. Without limiting the discretion of Agent to establish other criteria of ineligibility, Eligible Inventory shall not, unless Agent in its sole discretion elects, include any Inventory:~~

~~(a) that is not owned by Borrower;~~

~~that is not subject to Agent's Liens, which are perfected as to such Inventory, or that is subject to any other Lien whatsoever (other than Permitted Liens described in clause (d) of **Section 10.2.2**, provided that such Permitted Liens (i) are junior in priority to Agent's Liens or subject to Reserves, (ii) secure obligations other than Debt for borrowed money and (iii) do not impair directly or indirectly the ability of Agent to realize on or obtain the full benefit of the Collateral);~~

~~that does not consist of finished goods or raw materials;~~

~~that consists of work in process, chemicals, samples, prototypes, supplies, or packing and shipping materials;~~

~~that is not in good condition, is unmerchantable, or does not meet all standards imposed by any Governmental Authority having regulatory authority over such goods, their use or sale;~~

~~that is not currently either usable or salable, at prices approximating at least cost, in the normal course of Borrower's business, or that is slow moving or stale;~~

~~that is obsolete or returned or repossessed or used goods taken in trade;~~

~~that is located outside the United States of America or Canada (or that is in transit from vendors or suppliers and is not subject to Agent's Liens, which are perfected as to such Inventory);~~

~~that is located in a public warehouse or in possession of a bailee or in a facility leased by Borrower, if the warehouseman, or the bailee, or the lessor has not delivered to Agent, if requested by Agent, a subordination agreement or a Lien Waiver in form and substance reasonably satisfactory to Agent or if a Rent and Charges Reserve has not been established for Inventory at that location;~~

~~that contains or bears any Intellectual Property licensed to Borrower by any Person if Agent is not satisfied that it may sell or otherwise dispose of such Inventory in accordance with the terms of **Section 11** hereof without infringing the rights of the licensor of such Intellectual Property or violating any contract with such licensor (and without payment of any royalties other than any royalties due with respect to the sale or disposition of such Inventory pursuant to the existing license agreement), and as to which Borrower has not delivered to Agent a consent or sublicense agreement from such licensor in form and substance acceptable to Agent if requested;~~

~~that is not reflected in the details of a current perpetual inventory report; or~~

~~that is Inventory placed on consignment; or~~

~~that is Inventory not in the control of Borrower.~~

~~If any Inventory at any time ceases to be Eligible Inventory, such Inventory shall promptly be excluded from the calculation of Eligible Inventory.~~

Enforcement Action: any action to enforce any Obligations or Loan Documents or to realize upon any Collateral (whether by judicial action, self-help, notification of Account Debtors, exercise of setoff or recoupment, or otherwise).

Environmental Claims: all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for an Environmental Release or injury to the environment.

Environmental Laws: all Applicable Laws (including all programs, permits and guidance promulgated by regulatory agencies), relating to public health (but excluding occupational safety and health, to the extent regulated by OSHA) or the protection or pollution of the environment, including CERCLA, RCRA and CWA.

Environmental Permit: means any permit, approval, identification number, license or other authorization required under any Environmental Law.

Environmental Notice: a notice (whether written or oral) from any Governmental Authority or other Person of any possible noncompliance with, investigation of a possible violation of, litigation relating to, or potential fine or liability under any Environmental Law, or

amounts payable to a Lender that has failed to comply with **Section 5.9**; and (d) in the case of a Foreign Lender, any United States withholding tax that is (i) required pursuant to laws in force at the time such Lender becomes a Lender (or designates a new Lending Office) hereunder, or (ii) attributable to such Lender's failure or inability (other than as a result of a Change in Law) to comply with **Section 5.9**, except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from Borrower with respect to such withholding tax.

Existing Credit Agreement: as defined in the recitals to this Agreement.

Existing Lenders: as defined in the recitals to this Agreement.

Extraordinary Expenses: all costs, expenses or advances that Agent may incur during a Default or Event of Default, or during the pendency of an Insolvency Proceeding of an Obligor, including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against Agent, any Lender, any Obligor, any representative of creditors of an Obligor or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of Agent's Liens with respect to any Collateral), Loan Documents, Letters of Credit or Obligations, including any lender liability or other Claims; (c) the exercise, protection or enforcement of any rights or remedies of Agent in, or the monitoring of, any Insolvency Proceeding; (d) settlement or satisfaction of any taxes, charges or Liens with respect to any Collateral; (e) any Enforcement Action; (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations; and (g) Protective Advances. Such costs, expenses and advances include transfer fees, Other Taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, legal fees, appraisal fees, brokers' fees and commissions, auctioneers' fees and commissions, accountants' fees, environmental study fees, wages and salaries paid to employees of any Obligor or independent contractors in liquidating any Collateral, and travel expenses.

Federal Funds Rate: (a) the weighted average of interest rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on the applicable Business Day (or on the preceding Business Day, if the applicable day is not a Business Day), as published by the Federal Reserve Bank of New York on the next Business Day; or (b) if no such rate is published on the next Business Day, the average rate (rounded up, if necessary, to the nearest 1/8 of 1%) charged to Bank of America on the applicable day on such transactions, as determined by Agent.

Fee Letter: the fee letter agreement between Agent~~, Banc of America Securities LLC~~ and Borrower.

Fiscal Quarter: each period of three months, commencing on the first day of a Fiscal Year.

Fiscal Year: the fiscal year of Borrower and Subsidiaries for accounting and tax purposes.

Inventory: as defined in the UCC, including all goods intended for sale, lease, display or demonstration; all work in process; and all raw materials, and other materials and supplies of any kind that are or could be used in connection with the manufacture, printing, packing, shipping, advertising, sale, lease or furnishing of such goods, or otherwise used or consumed in Borrower's business (but excluding Equipment).

~~Inventory Formula Amount: the least of (i) 50% of the aggregate amount of the Commitments on the date of determination; (ii) 65% of the Value of Eligible Inventory; or (iii) 85% of the NOLV Percentage of the Value of Eligible Inventory.~~

~~Inventory Reserve: reserves established by Agent to reflect factors that may negatively impact the Value of Inventory, including change in salability, obsolescence, seasonality, theft, shrinkage, imbalance, change in composition or mix, markdowns and vendor chargebacks.~~

Investment: any acquisition of all or substantially all assets of a Person; any acquisition of record or beneficial ownership of any Equity Interests of a Person; or any advance or capital contribution to or other investment in a Person.

IRS: the United States Internal Revenue Service.

Issuing Bank: Bank of America or an Affiliate of Bank of America.

Issuing Bank Indemnitees: Issuing Bank and its officers, directors, employees, Affiliates, agents and attorneys.

LC Application: an application by Borrower to Issuing Bank for issuance of a Letter of Credit, in form and substance reasonably satisfactory to Issuing Bank.

LC Conditions: the following conditions necessary for issuance of a Letter of Credit: (a) each of the conditions set forth in **Section 6**; (b) after giving effect to such issuance, total LC Obligations do not exceed the Letter of Credit Subline, no Overadvance exists and, if no Loans are outstanding, the LC Obligations do not exceed the Borrowing Base (without giving effect to the LC Reserve for purposes of this calculation); (c) the expiration date of such Letter of Credit is (i) no more than 365 days from issuance, in the case of standby Letters of Credit, (ii) no more than 120 days from issuance, in the case of documentary Letters of Credit, and (iii) at least 20 Business Days prior to the Revolver Termination Date; (d) the Letter of Credit and payments thereunder are denominated in Dollars; and (e) the purpose and form of the proposed Letter of Credit is reasonably satisfactory to Agent and Issuing Bank in their discretion.

LC Documents: all documents, instruments and agreements (including LC Requests and LC Applications) delivered by Borrower or any other Person to Issuing Bank or Agent in connection with issuance, amendment or renewal of, or payment under, any Letter of Credit.

LC Obligations: the sum (without duplication) of (a) all amounts owing by Borrower for any drawings under Letters of Credit; (b) the aggregate undrawn amount of all

Minimum Condition: (a) in respect of any proposed transaction permitted under **Sections 10.2.5(7)(i)** and paragraph (j)(i) of the definition of "Permitted Asset Disposition", Liquidity immediately prior to and immediately following the consummation of such transaction is and will be not less than $35,000,000 and (b) in respect of any proposed transaction permitted under **Sections 10.2.5(7)(ii)** and paragraph (j)(ii) of the definition of "Permitted Asset Disposition", Liquidity immediately prior to and immediately following the consummation of such transaction is and will be not less than $50,000,000.

Moody's: Moody's Investors Service, Inc., and its successors.

Mortgage: each mortgage, deed of trust or deed to secure debt pursuant to which Borrower grants to Agent, for the benefit of Secured Parties, Liens upon the Real Estate owned by Borrower, as security for the Obligations.

Multiemployer Plan: any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Obligor or ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

Net Proceeds: with respect to an Asset Disposition, proceeds (including, when received, any deferred or escrowed payments) received by Borrower or a Subsidiary in cash from such disposition, net of (a) reasonable and customary costs and expenses actually incurred in connection therewith, including legal, accounting and investment banking fees and sales commissions; (b) amounts applied to repayment of Debt secured by a Permitted Lien senior to Agent's Liens on Collateral sold; (c) transfer or similar taxes; and (d) reserves for indemnities, until such reserves are no longer needed.

~~NOLV Percentage: the net orderly liquidation value of Inventory, expressed as a percentage, expected to be realized at an orderly, negotiated sale held within a reasonable period of time, net of all liquidation expenses, as determined from the most recent appraisal of Borrower's Inventory performed by an appraiser and on terms reasonably satisfactory to Agent.~~

Notes: each Revolver Note or other promissory note executed by Borrower to evidence any Obligations.

Notice of Borrowing: a Notice of Borrowing to be provided by Borrower to request a Borrowing of Loans, in form reasonably satisfactory to Agent.

Notice of Conversion/Continuation: a Notice of Conversion/Continuation to be provided by Borrower to request a conversion or continuation of any Loans as LIBOR Loans, in form reasonably satisfactory to Agent.

Obligations: all (a) principal of and premium, if any, on the Loans, (b) LC Obligations and other obligations of Obligors with respect to Letters of Credit, (c) interest, expenses, fees and other sums payable by Obligors under Loan Documents, (d) obligations of Obligors under any indemnity for Claims, (e) Extraordinary Expenses, (f) Bank Product Debt, and (g) other Debts, obligations and liabilities of any kind owing by Obligors pursuant to the Loan Documents, whether now existing or hereafter arising, whether evidenced by a note or

Revolver Note: a promissory note to be executed by Borrower in favor of a Lender in the form of **Exhibit A**, which shall be in the amount of such Lender's Commitment and shall evidence the Loans made by such Lender.

Revolver Termination Date: ~~the fourth anniversary of the Closing Date.~~May 1, 2017.

S&P: Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

Secured Parties: Agent, Issuing Bank, Lenders and providers of Bank Products.

Security Documents: the Guaranties, Patent Assignments, Trademark Security Agreements, Intellectual Property Security Agreements, Deposit Account Control Agreements, and all other documents, instruments and agreements now or hereafter securing (or given with the intent to secure) any Obligations.

Senior Officer: the chairman of the board, president, chief executive officer or chief financial officer of Borrower or, if the context requires, an Obligor.

Settlement Report: a report delivered by Agent to Lenders summarizing the Loans and participations in LC Obligations outstanding as of a given settlement date, allocated to Lenders on a Pro Rata basis in accordance with their Commitments.

Solvent: as to any Person, such Person (a) owns Property whose fair salable value is greater than the amount required to pay all of its debts (including contingent, subordinated, unmatured and unliquidated liabilities); (b) owns Property whose present fair salable value (as defined below) is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and matured; (c) is able to pay all of its debts as they mature; (d) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; (e) is not "insolvent" within the meaning of Section 101(32) of the Bankruptcy Code; and (f) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Loan Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates. "Fair salable value" means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase.

Subordinated Debt: Debt incurred by Borrower that is expressly subordinate and junior in right of payment to Full Payment of all Obligations, and is on terms (including maturity, interest, fees, repayment, covenants and subordination) satisfactory to Agent.

Subsidiary: any entity at least 50% of whose voting securities or Equity Interests is owned by Borrower (including indirect ownership by Borrower through other entities in which Borrower directly or indirectly owns 50% of the voting securities or Equity Interests).

Swingline Loan: any Borrowing of Base Rate Loans funded with Agent's funds, until such Borrowing is settled among Lenders or repaid by Borrower.

Taxes: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

Third Party Licenses: as defined in **Section 7.3**.

Trade Secrets: all confidential and proprietary information, including, without limitation, know-how, trade secrets, manufacturing and production processes and techniques, inventions, research and development information, technical data, product and component designs, application specific integrated circuits (ASIC designs), financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information of Borrower.

Trademarks: all trademarks (including, without limitation, service marks), certification marks, collective marks, trade dress, logos, domain names, product configurations, trade names, business names, corporate names and other source identifiers, whether or not registered, whether currently in use or not, including, without limitation, all common law rights and registrations and applications for registration thereof, and all other marks registered in the U.S. Patent and Trademark Office or in any office or agency of any State or territory of the United States (including any United States intent-to-use trademark application prior to the filing and acceptance of a Statement of Use or an Amendment to allege use in connection therewith), and all rights therein provided by international treaties or conventions, all reissues, extensions and renewals of any of the foregoing, together in each case with the goodwill of the business connected therewith and symbolized thereby, and all rights corresponding thereto throughout the world and all other rights of any kind whatsoever of Borrower accruing thereunder or pertaining thereto.

Trademark Security Agreement: each trademark security agreement pursuant to which an Obligor grants to Agent, for the benefit of Secured Parties, a Lien on such Obligor's interests in Trademarks, as security for the Obligations.

Transferee: any actual or potential Eligible Assignee, Participant or other Person acquiring an interest in any Obligations.

Trigger Period: the period (i) commencing on the day that Availability is less than the greater of (A) $10,000,000 and (B) 12.5% of the aggregate Commitments; and (ii) continuing until, during the preceding 90 consecutive days, Availability has been greater than or equal to the greater of (A) $10,000,000 and (B) 12.5% of the aggregate Commitments at all times.

~~(a) with regard to **Sections 5.6, 7.2.1** and **8.2.4**, the period (i) commencing on the day that an Event of Default occurs, or Availability is less than the greater of (A) $25,000,000 and (B) 25% of the aggregate Commitments; and (ii) continuing until, during the preceding 90 consecutive days, no Event of Default has~~

~~existed and Availability has been equal to or greater than the greater of (A) $25,000,000 and (B) 25% of the aggregate Commitments at all times; and~~

~~with regard to **Section 10.3.1**, the period (i) commencing on the day that Availability is less than the greater of (A) $20,000,000 and (B) 20% of the aggregate Commitments; and (ii) continuing until, during the preceding 90 consecutive days, Availability has been greater than or equal to the greater of (A) $20,000,000 and (B) 20% of the aggregate Commitments at all times.~~

Type: any type of a Loan (i.e., Base Rate Loan or LIBOR Loan) that has the same interest option and, in the case of LIBOR Loans, the same Interest Period.

UCC: the Uniform Commercial Code as in effect in the State of California or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction.

Unfunded Pension Liability: the excess of a Pension Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan's assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

Unpledged Foreign Subsidiary: any Foreign Subsidiary that is not a Pledged Foreign Subsidiary.

Unrestricted Cash: cash not subject to a Lien other than Liens in favor of Agent and held in the Dominion Account as required under **Section 8.2.4**.

Upstream Payment: a Distribution by a Subsidiary of Borrower to Borrower.

Value: ~~(a) for Inventory, its value determined on the basis of the lower of cost or market, calculated on a first-in, first-out basis, and excluding any portion of cost attributable to intercompany profit among Borrower and its Affiliates; and (b)~~ for an Account, its face amount, net of any returns, rebates, discounts (calculated on the shortest terms), credits, allowances or Taxes (including sales, excise or other taxes) that have been or could be claimed by the Account Debtor or any other Person.

Voting Interests: shares of capital stock issued by a corporation, or equivalent Equity Interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

1.2. Accounting Terms. Under the Loan Documents (except as otherwise specified herein), all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared, in accordance with GAAP applied on a basis consistent with the most recent audited financial statements of Borrower delivered to Agent before the Closing Date and using the same inventory valuation method as used in such financial statements, except for any change required or permitted by GAAP if Borrower's certified public

it would cause the aggregate Loans to exceed the aggregate Commitments. Each Lender shall participate in each Protective Advance on a Pro Rata basis. Required Lenders may at any time revoke Agent's authority to make further Protective Advances by written notice to Agent. Absent such revocation, Agent's determination that funding of a Protective Advance is appropriate shall be conclusive.

2.2. Increase in the Aggregate Commitments.

(a) Borrower may, at any time and from time to time, by notice to Agent, request that the aggregate amount of the Commitments be increased by an aggregate amount of up to $~~75,000,000~~100,000,000 (each an "Accordion Increase" and collectively the "Accordion Increases") to be effective as of the date upon which the conditions set forth in **Section 2.2(d)** below are fulfilled to the satisfaction of Agent (each such date an "Accordion Effective Date"); provided, however, that (i) in no event shall the aggregate amount of the Commitments hereunder exceed $150,000,000, (ii) each Accordion Increase will result in the same percentage increase in the aggregate Commitments for each applicable annual period, unless the Lenders otherwise consent, (iii) in no event shall more than two Accordion Increases occur during the term of this Agreement, and (~~iii~~iv) no Default or Event of Default shall have occurred and be continuing as of the date of such request or as of any Accordion Effective Date, or shall occur as a result thereof.

(b) Agent may, in its reasonable discretion, promptly notify the Lenders of a request by the Borrower for an Accordion Increase, which notice shall include the date by which Lenders wishing to participate in such Accordion Increase (it being understood that Lenders shall have no obligation to so participate) must commit to an increase in the amount of their respective Commitments (each such date a "Commitment Date"). Each Lender that is willing to participate in such Accordion Increase (each an "Increasing Lender") shall give written notice to Agent on or prior to the applicable Commitment Date of the amount by which it is willing to increase its Commitment. If the Lenders notify Agent that they are willing to increase the amount of their respective Commitments by an aggregate amount that exceeds the aggregate amount of such Accordion Increase, such Accordion Increase shall be allocated among the Lenders willing to participate therein in such amounts as are agreed between the Borrower and Agent.

(c) Promptly following the applicable Commitment Date, Agent shall notify the Borrower as to the amount, if any, by which the Lenders are willing to participate in the applicable Accordion Increase. If the aggregate amount by which the Lenders are willing to participate in such Accordion Increase on the applicable Commitment Date is less than the amount requested by the Borrower, then the Borrower may extend offers to one or more Eligible Assignees to participate in any portion of the Accordion Increase that has not been committed to by the Lenders as of the Commitment Date; provided, however, that the Commitment of each such Eligible Assignee shall be in an amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof (or such lesser amounts as may be necessary to cause the aggregate increase to equal the Accordion Increase).

4.5. Effect of Termination. On the effective date of any termination of the Commitments, all Obligations shall be immediately due and payable, and any Lender may terminate its and its Affiliates' Bank Products (including, only with the consent of Agent, any Cash Management Services). All undertakings of Borrower contained in the Loan Documents shall survive any termination, and Agent shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents until Full Payment of the Obligations. Notwithstanding Full Payment of the Obligations, Agent shall not be required to terminate its Liens in any Collateral unless, with respect to any damages Agent may incur as a result of the dishonor or return of Payment Items applied to Obligations, Agent receives (a) a written agreement, executed by Borrower and any Person whose advances are used in whole or in part to satisfy the Obligations, indemnifying Agent and Lenders from any such damages; or (b) such Cash Collateral as Agent, in its discretion, deems necessary to protect against any such damages. **Sections 2.3, 3.4, 3.6, 3.7, 3.9, 5.4, 5.8, 5.9, 12, 14.2** and this Section, and the obligation of each Obligor and Lender with respect to each indemnity given by it in any Loan Document, shall survive Full Payment of the Obligations and any release relating to this credit facility.

SECTION 5. PAYMENTS

5.1. General Payment Provisions. All payments of Obligations shall be made in Dollars, without offset, counterclaim or defense of any kind, free of (and without deduction for) any Taxes, and in immediately available funds, not later than 12:00 noon on the due date. Any payment after such time shall be deemed made on the next Business Day. Any payment of a LIBOR Loan prior to the end of its Interest Period shall be accompanied by all amounts due under **Section 3.9**. Any prepayment of Loans shall be applied first to Base Rate Loans and then to LIBOR Loans.

Repayment of Loans. Loans shall be due and payable in full on the Revolver Termination Date, unless payment is sooner required hereunder. Loans may be prepaid from time to time, without penalty or premium. Notwithstanding anything herein to the contrary, if an Overadvance exists, Borrower shall, on the sooner of Agent's demand or the first Business Day after Borrower has knowledge thereof, repay the outstanding Loans in an amount sufficient to reduce the principal balance of Loans to the Borrowing Base.

5.3. Payment of Other Obligations. Obligations other than Loans, including fees, interest, LC Obligations and Extraordinary Expenses, shall be paid by Borrower as provided in the Loan Documents or, if no payment date is specified, **on demand** and the Agent shall have the right, from time to time at its option, to collect amounts that are due and payable in respect of such Obligations by initiating a debit in an amount not greater than the amount of such Obligations that are due and payable as of the applicable date of determination from the operating account of the Borrower designated by the Borrower to the Agent in writing from time to time.

5.4. Marshaling; Payments Set Aside. None of Agent or Lenders shall be under any obligation to marshal any assets in favor of any Obligor or against any Obligations. If any payment by or on behalf of Borrower is made to Agent, Issuing Bank or any Lender, or Agent,

7.6. **Further Assurances**. Promptly upon request, Borrower shall deliver such instruments, assignments, title certificates, or other documents or agreements, and shall take such actions, as Agent deems appropriate under Applicable Law to evidence or perfect its Lien on any Collateral, or otherwise to give effect to the intent of this Agreement. Borrower authorizes Agent to file any financing statement that indicates the Collateral as "all assets" or "all personal property" of Borrower, or words to similar effect, and ratifies any action taken by Agent before the Closing Date to effect or perfect its Lien on any Collateral.

7.7. **Foreign Subsidiary Stock**. Notwithstanding **Section 7.1**, (a) the Collateral shall include only 65% of the Equity Interests of any Foreign Subsidiary and only if (i) such Foreign Subsidiary is a first-tier Foreign Subsidiary, (ii) Borrower or any of its Subsidiaries owns 80% of such first-tier Foreign Subsidiary's outstanding Equity Interests and (iii) the pledge of such Equity Interests would not result in a significant tax liability to Borrower or any of its Domestic Subsidiaries or would otherwise be impracticable and (b) the Collateral shall not include any of the Equity Interests of LeapFrog Digital Technology (Shenzhen) Co. Ltd., LeapFrog Edu-Tech (China) Co., Ltd. and any Foreign Subsidiary which is an Immaterial Subsidiary.

SECTION 8. COLLATERAL ADMINISTRATION

8.1. **Borrowing Base Certificates**. Borrower shall deliver to Agent (and Agent shall promptly deliver same to Lenders) a Borrowing Base Certificate (i) as of the close of business of the previous month prepared on a monthly basis on or before the 15th day of each month, (ii) as of the close of business of the previous week on a weekly basis by the 3rd day of the following week ~~(A)~~ if Availability as of the last Business Day of the respective week shall be less than the greater of (x) $~~30,000,000~~10,000,000 and (y) ~~30~~12.5% of the aggregate Commitments ~~or (B) in addition to the requirements in subclause (A), if the aggregate Loans and Letters of Credit outstanding are greater than 20% of the Commitments for five consecutive Business Days or are greater than 50% of the Commitments at any time, and continuing in the case of this subclause (B) until the aggregate Loans and Letters of Credit outstanding are less than or equal to 10% of the Commitments for five consecutive Business Days~~, or (iii) more frequently if reasonably requested by Agent. All calculations of Availability in any Borrowing Base Certificate shall originally be made by Borrower and certified by a Senior Officer, provided that Agent may from time to time review and adjust any such calculation (a) to reflect its reasonable estimate of declines in value of any Collateral, due to collections received in the Dominion Account or otherwise; (b) to adjust advance rates to reflect changes in dilution, quality, mix and other factors affecting Collateral; and (c) to the extent the calculation is not made in accordance with this Agreement or does not accurately reflect the Availability Reserve.

8.2. **Administration of Accounts**.

8.2.1. Records and Schedules of Accounts. Borrower shall keep accurate and complete records of its Accounts, including all payments and collections thereon, and shall submit to Agent sales, and collection reports in form reasonably satisfactory to Agent, on such periodic basis as Agent may request. Borrower shall also provide to Agent an aged trial balance (in form reasonably satisfactory to Agent) of all Accounts (i) as of the end of the preceding month on a monthly basis on or before the 15th day of each month or (ii) more frequently if reasonably requested by Agent, specifying in each case

each Account's Account Debtor name, address and amount if requested by Agent, invoice date and due date, showing any discount, allowance, credit, authorized return or dispute, and if requested by Agent proof of delivery, copies of invoices and invoice registers, copies of related documents, repayment histories, status reports and other information as Agent may reasonably request. Borrower shall provide to Agent a summary aged trial balance of Accounts as of the end of the preceding week on a weekly basis by the 3rd day of the following week ~~(A)~~ if Availability as of the last Business Day of the respective week shall be less than the greater of (x) $~~30,000,000~~10,000,000 and (y) ~~30~~12.5% of the aggregate Commitments ~~or (B) in addition to the requirements in subclause (A), if as of the last Business Day of the respective week there are Loans or Letters of Credit outstanding aggregating more than $1,000,000.~~. If any Account in an aggregate face amount of $1,000,000 or more cease to be Eligible Accounts, Borrower shall notify Agent of such occurrence promptly (and in any event within one Business Day) after Borrower has knowledge thereof.

8.2.2. Taxes. If an Account of Borrower includes a charge for any Taxes, Agent is authorized, in its reasonable discretion, to pay the amount thereof to the proper taxing authority for the account of Borrower and to charge Borrower therefor; provided, however, that neither Agent nor Lenders shall be liable for any Taxes that may be due from Borrower or with respect to any Collateral.

8.2.3. Account Verification. Whether or not a Default or Event of Default exists, Agent shall have the right at any time, in the name of Agent, any designee of Agent or Borrower, to verify the validity, amount or any other matter relating to any Accounts of Borrower by mail, telephone or otherwise. Borrower shall cooperate fully with Agent in an effort to facilitate and promptly conclude any such verification process.

8.2.4. Maintenance of Dominion Account. Borrower shall maintain the Dominion Account pursuant to lockbox or other arrangements acceptable to Agent. Borrower shall obtain an agreement (in form and substance satisfactory to Agent) from each lockbox servicer and Dominion Account bank, establishing Agent's control over and Lien in the lockbox or Dominion Account, which may be exercised by Agent during any Trigger Period, requiring immediate deposit of all remittances received in the lockbox to the Dominion Account (if not otherwise already received directly in the Dominion Account), and waiving offset rights of such servicer or bank, except for customary administrative charges. If a Dominion Account is not maintained with Bank of America, Agent may, during any Trigger Period, require immediate transfer of all funds in such account to the Dominion Account maintained with Bank of America. Agent and Lenders assume no responsibility to Borrower for any lockbox arrangement or the Dominion Account, including any claim of accord and satisfaction or release with respect to any Payment Items accepted by any bank.

8.2.5. Proceeds of Collateral. Borrower shall request in writing and otherwise take all necessary steps to ensure that all payments on Accounts or otherwise relating to Collateral are made directly to the Dominion Account (or a lockbox relating to a Dominion Account). If Borrower or any Subsidiary receives cash or Payment Items

with respect to any Collateral, it shall hold same in trust for Agent and promptly (not later than the next Business Day) deposit same into the Dominion Account.

8.3. Administration of Inventory.

8.3.1. Records and Reports of Inventory. Borrower shall keep accurate and complete records of its Inventory~~ and shall submit to Agent inventory reports in form reasonably satisfactory to Agent (i) on a monthly basis on or before the 15th day of each month, (ii) on a weekly basis by the 3rd day of the following week (A) if Availability as of the last Business Day of the respective week shall be less than the greater of (x) $30,000,000 and (y) 30% of the aggregate Commitments or (B) in addition to the requirements in subclause (A), if as of the last Business Day of the respective week there are Loans or Letters of Credit outstanding aggregating more than $25,000,000 or (iii) more frequently if reasonably requested by Agent. Borrower shall conduct a physical inventory at least once per calendar year (and on a more frequent basis if requested by Agent when an Event of Default exists) and periodic cycle counts consistent with historical practices, and shall provide to Agent a report based on each such inventory and count promptly upon completion thereof, together with such supporting information as Agent may request. Agent may participate in and observe each physical count~~.

8.3.2. Returns of Inventory. Borrower shall not return any Inventory to a supplier, vendor or other Person, whether for cash, credit or otherwise, unless ~~(a)~~ such return is in the Ordinary Course of Business~~; (b) Agent is promptly notified if the aggregate Value of all Eligible Inventory from any single supplier returned in any month exceeds $1,000,000; and (c) Agent is promptly notified if the aggregate Value of all Inventory returned in any month exceeds (x) $1,000,000 or (y) during the existence of a Default or Event of Default, $2,000,000.~~.

8.3.3. Maintenance. Borrower shall use, store and maintain all Inventory with reasonable care and caution, in accordance with applicable standards of any insurance and in conformity with all Applicable Law, and shall make current rent payments (within applicable grace periods provided for in leases) at all locations where any Collateral is located.

8.4. Administration of Equipment.

8.4.1. Records and Schedules of Equipment. Borrower shall keep accurate and complete records of its Equipment, and shall submit to Agent, on such periodic basis as Agent may request, a current schedule thereof, in form reasonably satisfactory to Agent. Promptly upon request, Borrower shall deliver to Agent evidence of its ownership or interests in any Equipment.

8.4.2. Condition of Equipment. Borrower shall keep its material Equipment that is necessary for the operation of its business in good operating condition and make repairs and all necessary replacements, reasonable wear and tear excepted.

notify Agent to the extent there occurs any loss, damage or destruction (or any related events of such loss, damage or destruction) of Collateral, whether or not covered by insurance, with an aggregate ~~Fair Market Value~~fair market value of more than $1,000,000. Any such proceeds or awards that relate to Inventory shall be deposited in the Dominion Account.

8.6.3. Protection of Collateral. All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes payable with respect to any Collateral (including any sale thereof), and all other payments required to be made by Agent to any Person to realize upon any Collateral, shall be borne and paid by Borrower. Agent shall not be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in Agent's actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, but the same shall be at Borrower's sole risk.

8.6.4. Defense of Title to Collateral. Borrower shall at all times defend its title to Collateral and Agent's Liens therein against all Persons, claims and demands whatsoever, except Permitted Liens.

8.6.5. Collateral Reports. In addition to the periodic reports required to be delivered pursuant to this **Section 8**, Borrower shall deliver to Agent such other reports as to the Collateral of Borrower as Agent shall reasonably request from time to time.

8.7. Power of Attorney. Borrower hereby irrevocably constitutes and appoints Agent (and all Persons designated by Agent) as Borrower's true and lawful attorney (and agent-in-fact) for the purposes provided in this Section. Agent, or Agent's designee, may, without notice and in either its or Borrower's name, but at the cost and expense of Borrower:

(a) Endorse Borrower's name on any Payment Item or other proceeds of Collateral (including proceeds of insurance) that come into Agent's possession or control; and

(b) During the existence of an Event of Default, (i) notify any Account Debtors of the assignment of their Accounts, demand and enforce payment of Accounts by legal proceedings or otherwise, and generally exercise any rights and remedies with respect to Accounts; (ii) settle, adjust, modify, compromise, discharge or release any Accounts or other Collateral, or any legal proceedings brought to collect Accounts or Collateral; (iii) sell or assign any Accounts and other Collateral upon such terms, for such amounts and at such times as Agent deems advisable; (iv) collect, liquidate and receive balances in Deposit Accounts or investment accounts, and take control, in any manner, of proceeds of Collateral; (v) prepare, file and sign Borrower's name to a proof of claim or other document in a bankruptcy of an Account Debtor, or to any notice, assignment or satisfaction of Lien or similar document; (vi) receive, open and dispose of mail addressed to Borrower, and notify postal authorities to deliver any such mail to an address designated by Agent; (vii) endorse any Chattel Paper, Document, Instrument, bill of

operations. Lenders may participate in any such visit or inspection, at their own expense. Neither Agent nor any Lender shall have any duty to Borrower to make any inspection, nor to share any results of any inspection, appraisal or report with Borrower. Borrower acknowledges that all inspections, appraisals and reports are prepared by Agent and Lenders for their purposes, and Borrower shall not be entitled to rely upon them.

(b) Reimburse Agent for all charges, costs and expenses of Agent in connection with ~~(i)~~ examinations of any Obligor's books and records or any other financial or Collateral matters as Agent deems appropriate, one time per Loan Year or up to two times per Loan Year ~~or up to three times per Loan Year~~ in any Loan Year in which Availability is less than ~~30% of the aggregate Commitments; and (ii) appraisals of Inventory and Equipment up to two times per Loan Year or up to three times per Loan Year in any Loan Year in which Availability is less than 30~~the greater of (x) 20% of the aggregate Commitments and (y) $15,000,000; provided, however, that if an examination or appraisal is initiated during a Default or Event of Default, all charges, costs and expenses therefor shall be reimbursed by Borrower without regard to such limits. Subject to and without limiting the foregoing, Borrower specifically agrees to pay Agent's then standard charges for each day that an employee of Agent or its Affiliates is engaged in any examination activities, and shall pay the standard charges of Agent's internal appraisal group. This Section shall not be construed to limit Agent's right to conduct examinations or to obtain appraisals at any time in its reasonable discretion, nor to use third parties for such purposes.

10.1.2. Financial and Other Information. Keep adequate records and books of account with respect to its business activities, in which proper entries are made in accordance with GAAP reflecting all financial transactions; and furnish to Agent:

(a) as soon as available, and in any event within 90 days after the close of each Fiscal Year, balance sheets as of the end of such Fiscal Year and the related statements of income, cash flow and shareholders' equity for such Fiscal Year, on consolidated and consolidating bases for Borrower and its Subsidiaries, which consolidated statements shall be audited and certified (without qualification) by a firm of independent certified public accountants of recognized standing selected by Borrower and acceptable to Agent, and shall set forth in comparative form corresponding figures for the preceding Fiscal Year and other information acceptable to Agent;

(b) as soon as available, and in any event within 45 days after the end of each Fiscal Quarter, unaudited balance sheets as of the end of such quarter and the related statements of income and cash flow for such quarter and for the portion of the Fiscal Year then elapsed, on consolidated and consolidating bases for Borrower and its Subsidiaries, setting forth in comparative form corresponding figures for the preceding Fiscal Year and certified by the chief financial officer of Borrower as prepared in accordance with GAAP and fairly

presenting the financial position and results of operations for such quarter and period, subject to normal year-end adjustments and the absence of footnotes;

(b) if any Loans or Letters of Credit were outstanding at any time during any month, as soon as available, and in any event within 30 days after the end of eachsuch month (but within 45 days after the last month in a Fiscal Quarter), unaudited balance sheets as of the end of such month and the related statements of income and cash flow for such month and for the portion of the Fiscal Year then elapsed, on consolidated and consolidating bases for Borrower and its Subsidiaries, setting forth in comparative form corresponding figures for the preceding Fiscal Year and certified by the chief financial officer of Borrower as prepared in accordance with GAAP and fairly presenting the financial position and results of operations for such month and period, subject to normal year-end adjustments and the absence of footnotes;

(c) (c) concurrently with delivery of financial statements under clauses (a), (b) and (bc) above, or more frequently if requested by Agent while a Default or Event of Default exists, a Compliance Certificate executed by the chief financial officer of Borrower;

(d) (d) as soon as available, but in any event not later than 15 days after Borrower's receipt thereof, copies of all final management letters and other material reports submitted to Borrower by its accountant;

(e) (e) not later than 60 days after the beginning of each Fiscal Year, projections of Borrower's consolidated balance sheets, results of operations, and cash flow for the next Fiscal Year, month by month;

(f) (f) at Agent's request, a listing of Borrower's trade payables, specifying the trade creditor and balance due, and a detailed trade payable aging, all in form satisfactory to Agent;

(g) (g) promptly after the sending or filing thereof, copies of any proxy statements, financial statements or reports that Borrower has made generally available to its shareholders;

(h) (h) promptly after the sending or filing thereof, copies of any annual report to be filed in connection with each Plan; and

(i) (i) such other reports and information (financial or otherwise) as Agent may request from time to time in connection with any Collateral or Borrower's, any Subsidiary's or other Obligor's financial condition or business.

Documents required to be delivered pursuant to **Section 10.1.2** (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower's website on the Internet; or (ii) on which such documents are posted on the Borrower's behalf on an

10.2.3. Amendments to Subordinated Debt. Amend, supplement or otherwise modify any document, instrument or agreement relating to any Subordinated Debt, if such modification (a) increases the principal balance of such Debt, or increases any required payment of principal or interest; (b) accelerates the date on which any installment of principal or any interest is due, or adds any additional redemption, put or prepayment provisions; (c) shortens the final maturity date or otherwise accelerates amortization; (d) increases the interest rate; (e) increases or adds any fees or charges; (f) modifies any covenant in a manner or adds any representation, covenant or default that is more onerous or restrictive in any material respect for Borrower or any Subsidiary, or that is otherwise materially adverse to Borrower, any Subsidiary or Lenders; or (g) results in the Obligations not being fully benefited by the subordination provisions thereof.

10.2.4. Distributions; Upstream Payments. (i) Declare or make any Distributions, except (a) Upstream Payments, (b) Distributions to Borrower or any Subsidiary as part of a spin-off or otherwise by any Subsidiary, (c) Distributions by non-wholly owned Subsidiaries to the extent such Distribution is made pro rata to all owners of such non-wholly owned Subsidiary, (d) repurchases of Equity Interests pursuant to an option exchange program approved by Borrower's stockholders, (e) repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options, (f) repurchase of Equity Interests from stock plan participants in connection with tax withholding under stock option plans, agreements or similar arrangements, and (g) ~~repurchase of Borrower's own stock if immediately following each such repurchase, on a pro forma basis, Liquidity shall be in excess of $50,000,000, with all trade payables being paid when due in accordance with their terms and customary practice~~other Distributions, if at the time thereof the Availability Conditions are satisfied; or (ii) create or suffer to exist any encumbrance or restriction on the ability of a Subsidiary to make any Upstream Payment, except for restrictions under the Loan Documents, under Applicable Law or in effect on the Closing Date as shown on **Schedule 9.1.15** of the Disclosure Letter.

10.2.5. Restricted Investments. Make any Restricted Investment except for (1) Distributions permitted under **Section 10.2.4**, (2) any extensions or renewals of any Restricted Investments existing on the date hereof and set forth on **Schedule 10.2.5** of the Disclosure Letter in Borrower and its Subsidiaries and the conversion of any such loan investments to equity investments or any equity investments to loan investments, (3) advances by Borrower or any of its Subsidiaries to officers, directors and employees of Borrower or any of its Subsidiaries for travel, entertainment, relocation and analogous ordinary business purposes, (4) Restricted Investments by Borrower or any of its Subsidiaries received in satisfaction or partial satisfaction of extensions of credit to customers or suppliers of Borrower or any of its Subsidiaries in the Ordinary Course of Business, (5) Restricted Investments by Borrower in any Guarantor, by any Guarantor or any Pledged Foreign Subsidiary in Borrower or any other Guarantor, by any Pledged Foreign Subsidiary in any other Pledged Foreign Subsidiary or by any Unpledged Foreign Subsidiary in Borrower or any other Subsidiary, or by a Subsidiary in Borrower or a Guarantor, (6) Restricted Investments permitted under **Section 10.2.9**, (7) so long as the Minimum Condition is met at the time of such Restricted Investment, (i) Restricted Investments by Borrower or any Guarantor in any Pledged Foreign Subsidiary in an

aggregate amount when calculated from the Closing Date (net of any reductions in such Restricted Investments) not to exceed the Combined General Pledged Basket Amount and (ii) Restricted Investments by Borrower, any Guarantor or any Pledged Foreign Subsidiary in any Unpledged Foreign Subsidiary in an aggregate amount when calculated from the Closing Date (net of any reductions in such Restricted Investments) not to exceed the Combined General Unpledged Basket Amount, (8) Restricted Investments by any Foreign Subsidiary in a third party, (9) (a) prepaid expenses and extensions of trade credit made in the Ordinary Course of Business and (b) deposits with financial institutions permitted hereunder and (10) other Restricted Investments in an aggregate amount not to exceed $2,000,000.

10.2.6. Disposition of Assets. Make any Asset Disposition, except a Permitted Asset Disposition, or a transfer of Property by a Subsidiary or Obligor to Borrower or another Obligor.

10.2.7. Plans. Become party to any Multiemployer Plan or Foreign Plan, other than any in existence on the Closing Date.

10.2.8. Restrictions on Payment of Certain Debt. Make any payments (whether voluntary or mandatory, or a prepayment, redemption, retirement, defeasance or acquisition) with respect to any Borrowed Money (other than the Obligations) prior to its due date under the agreements evidencing such Debt as in effect on the Closing Date (or as amended thereafter with the consent of Agent), unless immediately following such prepayment, on a pro forma basis, Liquidity shall be in excess of $50,000,000 with all trade payables being paid when due in accordance with their terms and customary practice.

10.2.9. Fundamental Changes.

(a) Merge, combine or consolidate with any Person, or liquidate, wind up its affairs or dissolve itself, in each case whether in a single transaction or in a series of related transactions, except for (i) (1) Restricted Investments permitted under **Section 10.2.5**; and (2) Permitted Asset Dispositions; provided that within 270 days following any transfer, sale, assignment, lease or other disposition of Equipment by Borrower, Borrower shall either (y) reinvest the proceeds of such transfer, sale, assignment, lease or disposition in assets of a similar nature or (z) deposit such proceeds in the Dominion Account and provided, further, that all assets purchased with such proceeds shall be free and clear of all Liens, except Agent's Liens or other Permitted Liens, (ii) non-hostile acquisitions of third party entities or businesses in a similar or ancillary business sector to Borrower, provided that ~~immediately following such acquisition, on a pro forma basis, (1) Liquidity shall be in excess of $50,000,000 with all trade payables being paid when due in accordance with their terms and customary practice and (2) there shall not then exist and be continuing a Default or Event of Default~~at the time of such acquisition the Availability Conditions are satisfied (each, a "Permitted Acquisition"), and (iii) any Guarantor may merge into or consolidate with, or may be liquidated, wound up or dissolved into, Borrower or any other Guarantor; any Pledged Foreign Subsidiary may merge into or consolidate with, or may be liquidated, wound up or dissolved into,

solely to a Foreign Subsidiary and contained in any agreement governing Debt incurred by such Foreign Subsidiary that is permitted hereunder, (h) prohibitions on the pledge of assets subject to a Lien permitted by **Section 10.2.2(b)** to the extent such prohibition applies solely to the assets encumbered by such Lien, and (i) customary provisions of joint venture agreements governing the assets and Equity Interests of the applicable joint venture or any of its Subsidiaries..

10.2.15. Hedging Agreements. Enter into any Hedging Agreement, except to hedge risks arising in the Ordinary Course of Business and not for speculative purposes and Debt permitted under **Section 10.2.1(o)**.

10.2.16. Affiliate Transactions. Enter into or be party to any transaction with an Affiliate, except (a) transactions contemplated by the Loan Documents; (b) payment of reasonable compensation to officers and employees for services actually rendered, and loans and advances permitted by **Section 10.2.7**; (c) payment of customary directors' fees and indemnities; (d) transactions solely between Borrower and Guarantors; (e) transactions with Affiliates that were consummated prior to the Closing Date, as shown on **Schedule 10.2.16**; (f) transactions with Affiliates in the Ordinary Course of Business, upon fair and reasonable terms fully disclosed to Agent and no less favorable than would be obtained in a comparable arm's-length transaction with a non-Affiliate; (g) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and other benefit plans; loans or advances to employees, officers or other directors of any Borrower or Subsidiary; (h) the payment of fees and indemnities to directors, officers, employees and consultants of or to any Borrower or Subsidiary in the Ordinary Course of Business otherwise in compliance with this Agreement; (i) any agreements with employees and directors entered into by any Borrower or Subsidiary in the Ordinary Course of Business; (j) sales of Equity Interests to Affiliates to the extent not otherwise prohibited hereunder; (k) raising of new equity for any Borrower or Subsidiary with respect to the pricing of such equity; (l) any payments or other transactions pursuant to any tax sharing agreement; (m) transactions solely among Foreign Subsidiaries; (n) Investments permitted under **Section 10.2.5**; (o) Distributions permitted under **Section 10.2.4**; and (p) Debt permitted under **Section 10.2.1**.

10.3. Financial Covenant. As long as any Commitments or Obligations are outstanding, Borrower shall:

10.3.1. Fixed Charge Coverage Ratio. Maintain a Fixed Charge Coverage Ratio of at least ~~1.10~~1.00 to 1.00 for each period of four Fiscal Quarters ending during any Trigger Period and for the four Fiscal Quarters ending immediately prior to the commencement of such Trigger Period for which Agent has received financial statements from Borrower.

together with all other powers reasonably incidental thereto, shall be authorized by and binding upon all Lenders. Without limiting the generality of the foregoing, Agent shall have the sole and exclusive authority to (a) act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection with the Loan Documents; (b) execute and deliver as Agent each Loan Document, including any intercreditor or subordination agreement, and accept delivery of each Loan Document from any Obligor or other Person; (c) act as collateral agent for Secured Parties for purposes of perfecting and administering Liens under the Loan Documents, and for all other purposes stated therein; (d) manage, supervise or otherwise deal with Collateral; and (e) take any Enforcement Action or otherwise exercise any rights or remedies with respect to any Collateral under the Loan Documents, Applicable Law or otherwise. The duties of Agent shall be ministerial and administrative in nature, and Agent shall not have a fiduciary relationship with any Lender, Secured Party, Participant or other Person, by reason of any Loan Document or any transaction relating thereto. Subject to **Section 14.1.1(d)**, Agent alone shall be authorized to determine whether any Accounts ~~or Inventory~~ constitute Eligible Accounts~~ or Eligible Inventory~~, or whether to impose or release any reserve, and to exercise its Credit Judgment in connection therewith, which determinations and judgments, if exercised in good faith, shall exonerate Agent from liability to any Lender or other Person for any error in judgment.

12.1.2. Duties. Agent shall not have any duties except those expressly set forth in the Loan Documents. The conferral upon Agent of any right shall not imply a duty on Agent's part to exercise such right, unless instructed to do so by Required Lenders in accordance with this Agreement.

12.1.3. Agent Professionals. Agent may perform its duties through agents and employees. Agent may consult with and employ Agent Professionals, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by an Agent Professional. Agent shall not be responsible for the negligence or misconduct of any agents, employees or Agent Professionals selected by it with reasonable care.

12.1.4. Instructions of Required Lenders. The rights and remedies conferred upon Agent under the Loan Documents may be exercised without the necessity of joinder of any other party, unless required by Applicable Law. Agent may request instructions from Required Lenders with respect to any act (including the failure to act) in connection with any Loan Documents, and may seek assurances to its satisfaction from Lenders of their indemnification obligations under **Section 12.6** against all Claims that could be incurred by Agent in connection with any act. Agent shall be entitled to refrain from any act until it has received such instructions or assurances, and Agent shall not incur liability to any Person by reason of so refraining. Instructions of Required Lenders shall be binding upon all Lenders, and no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting in accordance with the instructions of Required Lenders. Notwithstanding the foregoing, instructions by and consent of all Lenders shall be required in the circumstances described in **Section 14.1.1**, and in no event shall Required Lenders, without the prior written consent of each Lender, direct Agent to accelerate and demand payment of Loans held by one Lender without

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date set forth above.

<u>BORROWER</u>:

LEAPFROG ENTERPRISES, INC.

By: ______________________________

Title: __________________________

Address:

6401 Hollis Street
Suite ~~150~~<u>100</u>
Emeryville, CA 94608
Attn: Treasurer
Telecopy: (510) 420-5004

SCHEDULE 1.1
to
Amended and Restated Loan and Security Agreement

COMMITMENTS OF LENDERS

Lender	January 1 – August 31 of each year	~~Total Commitment~~September 1 – December 31 of each year
Bank of America, N.A.	$33,333,333	$50,000,000
~~Wachovia~~Wells Fargo Capital Finance ~~Corporation (Western)~~, LLC	$16,666,667	$25,000,000
~~TOTAL~~AGGREGATE COMMITMENTS	**$50,000,000**	**$75,000,000**